Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports Second Quarter 2010 Financial Results

•	Net income of $8.7 million

•	Diluted EPS of $0.27

OMAHA, NE (GLOBE NEWSWIRE) – July 28, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the second quarter of 2010. Net income attributable to Green Plains was $8.7 million, or $0.27 per diluted share, compared to net income of $0.6 million, or $0.03 per diluted share, for the same period of 2009. Revenues were $453.4 million for the second quarter of 2010 compared to $284.7 million for the same period of 2009.

“We produced solid results in the second quarter because of our focus on managing margins and maintaining a low cost operating platform,” said Todd Becker, President and Chief Executive Officer. “Ethanol production increased again this quarter to over 129 million gallons as a result of our incremental investment in process enhancements. We believe our six plants are now capable of sustained production of over 500 million gallons per year, which has driven our operating cost per gallon lower. We are continually looking for ways to become more efficient and more effective throughout our operations,” Becker added.

Revenues for the six-month period ended June 30, 2010 were $879.8 million compared to $505.7 million for the same period of 2009. Net income for the six-month period ended June 30, 2010 was $24.3 million or $0.83 per diluted share compared to a net loss of $8.7 million or $(0.35) per share for the same period of 2009.

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $26.3 million for the quarter ended June 30, 2010 compared with $11.2 million for the same period of 2009. Green Plains had available liquidity of $224.0 million, including $180.9 million total cash and equivalents, and $43.1 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at June 30, 2010. EBITDA for the six-month period ended June 30, 2010 was $59.5 million, compared to $10.6 million for the same period of 2009.

“We continued to strengthen our balance sheet during the second quarter as we applied approximately $21 million of our cashflow towards debt reduction,” added Becker. “As a result, we ended the quarter with less than $390 million in debt related to our ethanol plants while maintaining a strong liquidity position.”

“While ethanol industry margins are currently weaker than the first half of the year, we expect to remain profitable for the last half of 2010. We believe expanded mandates for renewable fuels in 2011 combined with the profitability of ethanol blending should allow for a recovery in margins for the remainder of the year. A favorable decision from the EPA on E15, allowing higher blend rates, would certainly be another factor in a stronger margin environment going forward,” said Becker.

“Our diversified ethanol platform has enabled us to produce five consecutive quarters of profitable results, including a great start to 2010 with almost $25 million of net income year to date,” commented Becker. “We remain focused on growing our cash flows and diversifying our operations through a number of new initiatives. In particular, we believe our deployment of corn oil extraction technology at all of our plants will provide attractive returns for our shareholders.”

Recent Business Highlights

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On July 21, 2010, Green Plains announced plans to implement corn oil extraction technology at its ethanol plants. The Company expects to complete the technology deployment by the end of the first quarter of 2011 at a cost of approximately $18 million and anticipates the project would enhance operating income by $15 million to $19 million per year. The Company anticipates first revenues from corn oil extraction at the Obion, Tennessee plant to occur within the next 90 days.

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Green Plains announced on July 20, 2010, that BioProcess Algae is scheduled to begin construction of Phase II of its Grower Harvester TM technology within the next two weeks. Once completed, Phase II will allow for verification of growth rates, energy balances and operating expenses, which are considered to be some of the key steps to commercialization. The Iowa Power Fund Board has given preliminary approval for an additional grant of $2.0 million to continue the research and development of the Grower Harvester technology. The remaining cost of the Phase II project will be shared by the joint venture partners. The expansion is expected to cost $4.5 million and is scheduled to be operational by the end of 2010.

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Green Plains completed the integration of the five grain elevators acquired during the second quarter located in western Tennessee and began construction on a 1.1 million bushel grain storage expansion located in northwest Iowa. When construction is completed in the fall of 2010, grain storage capacity for Green Plains will total approximately 31.4 million bushels.

Conference Call

On July 29, 2010, Green Plains will hold a conference call to discuss its financial results for the quarter ended June 30, 2010. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Steve Bleyl, Executive Vice President – Ethanol Marketing. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 877-868-1833 and the international dial-in number is 914-495-8604. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. The conference call will also be archived and available for replay through August 5, 2010.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 500 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, the timely completion of corn oil extraction projects, expected corn oil recovery rates, the impact of corn oil extraction on current plant operating expenses and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$453,359	$284,655	$879,833	$505,737
Cost of goods sold	422,687	269,772	811,687	488,975

Gross profit	30,672	14,883	68,146	16,762
Selling, general and administrative expenses	13,597	10,706	26,566	19,765

Operating income (loss)	17,075	4,177	41,580	(3,003)

Other income (expense)
Interest income	99	53	126	127
Interest expense	(5,659)	(3,830)	(10,315)	(6,344)
Other, net	(110)	173	(110)	507

Total other expense	(5,670)	(3,604)	(10,299)	(5,710)

Income (loss) before income taxes	11,405	573	31,281	(8,713)
Income tax expense	2,517	—	6,907	—

Net income (loss)	8,888	573	24,374	(8,713)
Net (income) loss attributable to noncontrolling interests	(204)	54	(114)	(1)

Net income (loss) attributable to Green Plains	$8,684	$627	$24,260	$(8,714)

Earnings (loss) per share:
Basic	$0.28	$0.03	$0.84	$(0.35)

Diluted	$0.27	$0.03	$0.83	$(0.35)

Weighted average shares outstanding:
Basic	31,359	24,941	28,956	24,903

Diluted	31,678	24,944	29,302	24,903

Revenues and income increased in the second quarter of 2010 compared to the same quarter of 2009 as a result of the acquisitions of the Central City and Ord, Nebraska ethanol plants in July 2009 and providing third-party marketing and distribution services for additional ethanol plants. Ethanol production margins were improved in the second quarter of 2010 compared to the same period in the prior year. For the six-month period ended June 30, 2010, revenues and income increased by $374.1 million and $33.0 million, respectively, compared to the same period of 2009 for the reasons stated above.

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related co-products, collectively referred to as ethanol production; (2) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness; and (3) marketing and distribution of Company-produced and third-party ethanol and distillers grains collectively referred to as marketing and distribution. Corporate operating expenses not directly related to a specific operating segment are reflected in the table below as corporate activities.

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The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues
Ethanol production	$240,550	$152,053	$490,603	$289,557
Agribusiness	62,565	58,758	104,846	104,968
Marketing and distribution	397,226	231,208	785,322	409,562
Intersegment eliminations	(246,982)	(157,364)	(500,938)	(298,350)

Total revenues	$453,359	$284,655	$879,833	$505,737

Gross profit
Ethanol production	$18,443	$4,664	$50,202	$1,903
Agribusiness	5,675	7,343	8,444	10,089
Marketing and distribution	5,223	2,839	9,404	4,682
Intersegment eliminations	1,331	37	96	88

Total gross profit	$30,672	$14,883	$68,146	$16,762

Operating income (loss)
Ethanol production	$15,763	$2,589	$44,951	$(1,727)
Agribusiness	984	4,190	454	4,156
Marketing and distribution	2,390	552	3,731	33
Intersegment eliminations	1,331	37	96	88

Segment operating income	20,468	7,368	49,232	2,550
Corporate activities	(3,393)	(3,191)	(7,652)	(5,553)

Total operating income (loss)	$17,075	$4,177	$41,580	$(3,003)

Intersegment revenues and corresponding costs were eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The chart below presents key operating data within our ethanol production segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Ethanol sold	130,103	77,093	253,858	150,264
(thousands of gallons)
Distillers grains sold	373	228	729	439
(thousands of equivalent dried tons)
Corn consumed	46,424	26,247	91,059	52,494
(thousands of bushels)

Revenues for the ethanol production segment increased $88.5 million to $240.6 million for the quarter ended June 30, 2010 compared to the same period of 2009. The Company sold 130.1 million gallons of ethanol within the ethanol production segment during the quarter, an increase of 53.0 million gallons over the same period of 2009. Revenues for the six-month period ended June 30, 2010 were $490.6 million, an increase of $201.0 million, over the same period of 2009. These increases in revenues and sales volumes are primarily due to the addition of the two Nebraska ethanol plants acquired in July 2009.

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Cost of goods sold in the ethanol production segment during the quarter ended June 30, 2010 increased $74.7 million to $222.1 million compared to the same period of 2009. This increase was primarily due to an increase in the consumption of corn by 20.2 million bushels and increased natural gas usage during the second quarter of 2010 when compared to the same period of 2009. Costs of goods sold benefitted from an 11.0% decrease in our average corn costs and a 15% decrease in natural gas costs compared with the second quarter of 2009. Operating income for the quarter ended June 30, 2010 increased by $13.2 million from operating income of $2.6 million during the same quarter of 2009. The improvement in operating income was a result of improved margins year over year and higher production volumes. Cost of goods sold in the ethanol production segment for the six-month period ended June 30, 2010 were $440.4 million, an increase of $152.7 million when compared to the same period of 2009. The increase is primarily due to an increase in the consumption of corn by 38.6 million bushels compared to the same period of 2009. Depreciation and amortization expense for the ethanol production segment was $7.9 million during the second quarter of 2010 compared to $5.5 million during the same period of 2009. For the six-month period ended June 30, 2010, depreciation and amortization was $15.6 million compared to $11.1 million for the same period of 2009.

The following chart summarizes the approximate percentage of forecasted production or usage, as applicable, for the next 12 months under fixed-price contracts as of June 30, 2010:

Portion Subject to Fixed-Price Contracts
Ethanol Production	15%
Distillers Grains Production	18%
Corn Usage	18%
Natural Gas Usage	9%

Agribusiness Segment

Agribusiness segment revenues increased $3.8 million to $62.6 million for the quarter ended June 30, 2010 compared to the same quarter of 2009. The Company sold 10.6 million bushels of grain and 32.4 thousand tons of fertilizer during the second quarter of 2010. This compares to 6.5 million bushels of grain and 24 thousand tons of fertilizer sold during the second quarter of 2009. Cost of goods sold in the agribusiness segment during the quarter ended June 30, 2010 was $56.9 million, an increase of $5.5 million compared to the same period of 2009. Operating income was $1.0 million during the quarter ended June 30, 2010, compared to operating income of $4.2 million during the same period of 2009. Revenues in the segment increased as a result of the acquisition of the Tennessee agribusiness assets. However, gross profit and operating income were lower due to lower fertilizer margins in Iowa and higher operating expenses related to the acquisition of the Tennessee agribusiness assets, partially offset by higher fertilizer volumes. The agribusiness segment’s quarterly performance fluctuates on a seasonal basis with generally stronger results expected in the second and fourth quarter of each year.

Marketing and Distribution Segment

Revenues of the marketing and distribution segment increased $166.0 million to $397.2 million during the quarter ended June 30, 2010 compared to the same period of 2009. The increase is caused by the volumes marketed from our ethanol production segment as well as production from third-party plants. The Company sold 227.9 million gallons of ethanol within the marketing and distribution segment during the quarter ended June 30, 2010 compared to 120.2 million gallons sold during the same period of 2009. Operating income was $2.4 million during the quarter ended June 30, 2010 compared to an operating income of $0.6 million during the same period of 2009. For the six-month period ending June 30, 2010, the Company sold 428.9 million gallons of ethanol, an increase of 172.8 million gallons compared to the same period of 2009. Operating income for the six month period ending June 30, 2010 was $3.7 million compared to $0.03 million for the same period of 2009.

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EBITDA

Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss) attributable to Green Plains	$8,684	$627	$24,260	$(8,714)
Net income (loss) attributable to noncontrolling interests	204	(54)	114	1
Interest expense	5,659	3,830	10,315	6,344
Income taxes	2,517	—	6,907	—
Depreciation and amortization	9,222	6,826	17,873	12,995

EBITDA	$26,286	$11,229	$59,469	$10,626

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	June 30,	December 31,
	2010	2009
ASSETS

Current assets	$356,701	$252,446
Property and equipment, net	602,957	596,235
Other assets	29,442	29,400

Total assets	$989,100	$878,081

LIABILITIES AND STOCKHOLDERS, EQUITY

Current liabilities	$151,872	$174,332
Long-term debt	396,192	388,573
Other liabilities	24,810	4,468

Total liabilities	572,874	567,373
Total stockholders’ equity	416,226	310,708

Total liabilities and stockholders’ equity	$989,100	$878,081

At June 30, 2010, Green Plains had $180.9 million in total cash and equivalents and $43.1 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Total debt was $454.6 million, including $38.5 million outstanding under commodity and trade receivable revolvers in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $989.1 million and total stockholders’ equity of approximately $416.2 million. As of June 30, 2010, Green Plains had approximately 31.4 million common shares outstanding.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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